EXHIBIT 99.1


             FOOD COURT ENTERTAINMENT NETWORK, INC.

        FOOD COURT ENTERTAINMENT NETWORK, INC. COMPLETES
                   PRIVATE PLACEMENT OFFERING

          New York City (November 26, 1996) - Food Court Entertainment Network, Inc. (NASDAQ: FCENA, FCENU), operators of the Cafe USA entertainment and information television network seen in major shopping malls, has completed a private placement of securities to accredited investors that provided the company with an additional $7.8 million in expansion and working capital.

          The securities sold by the company in the private placement were identical to those sold by the company in its initial public offering in October 1995. The original units consisted of one share of Series A common stock, one redeemable Class A warrant and one redeemable Class B warrant. The new securities were priced at $3.15, equal to 60 percent of the closing bid price of the units on the closing date, November 14. As a result of the sale of securities in the private placement, the price to be paid upon the exercise of the Class A and Class B warrants for the purchase of the company's Series A common stock has been reduced and the number of outstanding Class A and Class B warrants has been increased. The exercise price for the Class A warrants has been reduced from $6 to $5.13. The exercise price for Class B warrants has been reduced from $8 to $6.85. Further, an additional 1,221,424 Class A warrants and 1,020,258 Class B warrants are required to be issued to the holders of Class A and Class B warrants respectively.

          D. H. Blair Investment Banking Corp. acted as placement agent in the sale of the securities. The securities sold in this private placement have not been registered under the Securities Act of 1933 as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirement. The company has agreed to register the securities sold in the private placement, as well as shares issuable upon exercise of the warrants, within four months following the closing date.

          The company said proceeds from the offering will be used to expand Cafe USA installations into additional mall food courts, provide funding for the company's operations and to develop new digital technology for transmitting programming to the Cafe USA network.

          Food Court currently operates Cafe USA in eight affiliate malls and is on an aggressive schedule to open additional affiliates. Revenues are earned from commercial advertising spots broadcast during the feature and information programming hosted by Emmy-award winner Sarah Purcell.

          Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions and other risk factors inherent in the retail, real estate and entertainment industries and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.